EXHIBIT 35.3

                    SERVICER COMPLIANCE STATEMENT (ITEM 1123)

                           HOMECOMINGS FINANCIAL, LLC

                RALI SERIES 2007-QA4 TRUST (THE "ISSUING ENTITY")

The undersigned, a duly authorized officer of Homecomings Financial, LLC, as servicer (the "Servicer") pursuant to the applicable servicing agreement, does hereby certify that:

1. A review of the Servicer's activities during the period from and including May 30, 2007 through and including September 24, 2007 and of the Servicer's performance under the applicable servicing agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 24th day of March 2008.

By:   /s/ Anthony N. Renzi
      Name:  Anthony N. Renzi
      Title: Managing Director